SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a) of

             the Securities Exchange Act of 19134 (Amendment No.       )


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/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     DELTA NATURAL GAS COMPANY, INC.

              (Name of Registrant as Specified In Its Charter)
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Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391


Notice To Common Shareholders Of Annual Meeting
To Be Held November 18, 1999




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 18, 1999 at 10:00 a.m. for the purposes of:

1. Electing three Directors for three year terms expiring in 2002; and

2. Acting on such other business as may properly come before the meeting.


Holders of Common Stock of record at the close of business on October 4, 1999 will be entitled to vote at the meeting.



By Order of the Board of Directors

John F. Hall

Vice President - Finance,
Secretary and Treasurer

Winchester, Kentucky
October 11, 1999


To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.



Proxy Statement

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Information Concerning Proxy



This solicitation of proxies is made by Delta Natural Gas Company, Inc. ("Delta" or "the Company"), upon the authority of Delta's Board of Directors and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 11, 1999. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials.
In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation. As part of its duties as registrar and transfer agent, Fifth Third Bank mails Delta's proxy solicitation materials to shareholders. Fees for this service are included in the annual fee paid by Delta to Fifth Third Bank for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall, Vice President - Finance, Secretary and Treasurer of Delta.


Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 1999, 2000 or 2001. The terms of three Directors, Glenn R. Jennings, Virgil E. Scott and Arthur E. Walker, Jr. are scheduled to end in 1999. Virgil E. Scott has chosen not to stand for re-election as a Director. Accordingly, Lewis N. Melton is nominated to replace Mr. Scott as a Director for a three year term ending in 2002. Glenn R. Jennings and Arthur E. Walker, Jr. are nominated to continue as Directors for a new three year term ending in 2002.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below:

	Additional Business
Name, Age and Position	       Experience During	           Period of Service
      Held With Delta	         Last Five Years	               As Director


Donald R. Crowe (3) - 65	   Retired Senior Analyst,	        1966 to present
Director	                   Department of Insurance,
                            Commonwealth of Kentucky,
                            Lexington, Kentucky

Jane Hylton Green (2) - 69	 Retired Vice President - 	      1976 to present
Director	                   Human Resources and
                           	Secretary, Delta  and
                           	Delta's subsidiaries

Billy Joe Hall (3) - 62	    Investment Broker,	             1978 to present
Director	                   LPL Financial Services
                           	(general brokerage
                           	services), Mount Sterling,
                           	Kentucky

John D. Harrison (3) - 84	  Retired President, Power 	      1950 to 1993
Director	                   Line Construction Co., Inc.	    1996 to present
                           	(utility construction
                           	contractor), Stanton,
                           	Kentucky; Retired Vice-
                           	President

Glenn R. Jennings (1) - 50	 President and Chief Execu-	     1984 to present
President and Chief	        tive Officer and Director of
Executive Officer; Director	Delta's subsidiaries

                             	Additional Business
Name, Age and Position	        Experience During	          Period of Service
    Held With Delta       	     Last Five Years	              As Director



Lewis N. Melton - 59	       Professional Engineer,	       Nominee
	                           Secretary, Vaughn &
                           	Melton, Inc.
                           	Middlesboro, Kentucky
                          	(consulting engineering)

Harrison D. Peet (2) - 79	  Chairman of the Board of	    1950 to present
Chairman of the Board      	Delta's subsidiaries

Virgil E. Scott (1) - 78	   Retired Vice President - 	   1950 to present
Director	                   Administration, Delta and
                           	Resources; Retired Director
                           	of Delta's subsidiaries

Henry C. Thompson (2) - 77	 President, Triple Land	      1967 to present
Director	                   Company, Inc. (land
                           	development and real
                           	estate rental); Retired
                           	President, Henry Thompson
                           	Construction Company, Inc.
                          	(land development and
                           	commercial real estate
                           	rental); both of Nicholasville,
                           	Kentucky

Arthur E. Walker, Jr.(1) - 54
Director	                   President, The Walker 	      1981 to present
                           	Company (general and
                           	highway construction),
                           	Mount Sterling,
                           	Kentucky


(1)  Term expires November 18, 1999.

(2)  Term expires on date of Annual Meeting of Shareholders in 2000.

(3)  Term expires on date of Annual Meeting of Shareholders in 2001.


Committees and Board Meetings

Delta has an Audit Committee comprised of Mrs. Green and Messrs. Harrison, Scott and Thompson. The Committee, which met one time during fiscal 1999, is empowered to recommend independent auditors to the Board, review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.

Delta has a Nominating and Compensation Committee comprised of Messrs. Crowe, Hall and Walker. The Committee, which met 5 times during fiscal 1999, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters. The Committee also is empowered to present to the Board names of individuals who would make suitable Directors. The Committee will consider Nominees recommended by Shareholders, if such nominations are submitted in writing to the attention of Mr. John F. Hall at Delta's corporate office in Winchester, Kentucky.

Delta has an Executive Committee comprised of Messrs. Jennings, Peet and Walker. The Committee, which met one time during fiscal 1999, is empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During fiscal 1999, Delta's Board of Directors held four meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.

Each Non-Officer Director (except for the Chairman) receives a monthly Directors' fee of $600 and no additional fees for attending board and committee meetings. Mr. Peet, as Chairman of the Board of Directors, is paid a monthly fee of $3,000. Directors who are also Officers of the Company receive no Directors' fees.

Officers of Delta
                                                    		         	Date Began
                                                   	              in this
Name	                  Position(1)	            Age	             Position(2)

John B. Brown(3)	      Controller	              32	               3/1/99


Johnny L. Caudill(4)	  Vice President - 	       50	               3/1/95
                      	Administration and
                      	Customer Service

John F. Hall	          Vice President - 	       56	               3/1/95
                      	Finance, Secretary
                      	and Treasurer

Robert C. Hazelrigg	   Vice President-	         52	               5/20/93
	                      Public and Consumer
                      	Affairs

Alan L. Heath	         Vice President - 	       52	               5/21/84
                      	Operations and
                      	Engineering

Glenn R. Jennings	     President and Chief	     50	               11/17/88
                      	Executive Officer;
                      	Director


(1) Each Officer is normally elected to serve a one year term. Each Officer's current term is scheduled to end on November 18, 1999, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting, except Mr. Jennings has an employment contract in his present capacity through November 30, 2000 (see "Employment Contract and Termination of Employment and Change in Control Agreement").

(2) All current Officers except Mr. Brown and Mr. Caudill have functioned as Officers of Delta for at least five years.

(3) Mr. Brown was elected an Officer on March 1, 1999. Mr. Brown held the position of Manager - Accounting & Finance for 4 years. Prior to that,
Mr. Brown, a Certified Public Accountant, was employed in various accounting capacities for approximately 5 years by Arthur Andersen LLP.

(4)	Mr. Caudill was elected an Officer on March 1, 1995.  Prior to that, Mr.
Caudill held the position of Manager - Customer Service for 2 years. Mr. Caudill has been employed by Delta since 1972.




Board Nominating and Compensation Committee
Report on Executive Compensation


The Nominating and Compensation Committee of the Board of Directors ("Committee") is composed of three independent, non-employee directors. Among other duties, the Committee is responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. All decicions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full Board of Directors. During 1999, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will ensure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees, using a pay grade system established with the assistance of a consulting firm. Salary grades are developed for all positions in the Company through the use of external comparisons with other companies and are periodically adjusted for inflation. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive officers are established by the Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their position in their individual pay grades.
There is no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive officers or the Chief Executive Officer. Bonuses have been paid in the past from time to time, at the discretion of the Company, based on the Company's overall performance and the contributions and performances of the individual officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive Officer of the Company, and Alan L. Heath, Vice President - Operations and Engineering, is set forth in the "Summary Compensation Table". The compensation paid and the other components of Mr. Jennings' and Mr.
Heath's 1999 salary packages are generally consistent with prior years.


                	Donald R. Crowe
                	Billy Joe Hall
                	Arthur E. Walker, Jr., Committee Chairman




Summary Compensation Table

The following table sets forth information for the last three fiscal years concerning the compensation of the Company's Chief Executive Officer and the only Executive Officer whose total annual salary and bonus exceeded $100,000.


		                                  Annual
   Name and		                     Compensation	                   All Other
Principal Position	       Year	     Salary           Bonus     Compensation(1)


Glenn R. Jennings	        1999	    $154,500          $  --	 	     $ 24,000
  President and Chief     1998	    $150,000          $  --		      $ 24,000
  Executive Officer	      1997	    $143,000          $  -- 	      $ 24,000


Alan L. Heath	            1999	    $100,700          $  --	        $  --
  Vice President - 	      1998	    $ 97,000          $  --     	   $  --
  Operations and	         1997	    $ 93,200          $  --	        $  --
  Engineering


(1) During each of the last three fiscal years, Delta forgave a portion of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).




           Comparison of Five Year Cumulative Total Return
                Among the Company, S & P Utilities and
                Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P Utilities and the Edward D. Jones & Co. Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1994 in each of the common shares of the Company, the S & P Utilities and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of twenty-seven natural gas distribution companies chosen by Edward D. Jones
& Co. The Company is among the twenty-seven companies included in the Industry Index.


















                        	1994	    1995	     1996	     1997	    1998	   1999

Delta	                    100	    89.6	     85.9	     104.8	   111.7	  111.7

S & P Utilities Index	    100	   115.2	    142.5	     150.3	   195.7	  212.6

Industry Index	           100	   111.6	    137.9	     156.7	   188.7	  203.0





Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:


Average Annual		             Estimated Annual Benefits For
Compensation		                 Years of Service Indicated
(Five Year
Average)	           15	         20	         25	         30	         35

$100,000	       $ 24,000	   $ 32,000	   $ 40,000	   $ 48,000	    $ 56,000
 125,000	         30,000	     40,000	     50,000	     60,000	      70,000
 150,000	         36,000	     48,000	     60,000	     72,000	      84,000
 175,000	         42,000	     46,000	     70,000	     84,000	      98,000
 200,000	         48,000	     64,000	     80,000	     96,000	     112,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the "Summary Compensation Table"). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social Security benefits would be in addition to the amounts received under Delta's pension plan.

Mr. Jennings and Mr. Heath have twenty years and fifteen years, respectively, of credited service in the plan.



Employment Contract and Termination of
Employment and Change in Control Agreement


Delta entered into an agreement with Mr. Jennings on May 31, 1995. The agreement provides for Mr. Jennings' employment in his present capacity through November 30, 2000, and such agreement continues on a year-to-year basis thereafter. This agreement provides for the termination of Mr. Jennings' employment in the event of his death or incapacity or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined as a change in control that would be required to be reported under Regulation 14A of the Securities and Exchange Act of 1934 or an acquisition by any person or entity of twenty percent or more of Delta's issued and outstanding voting Common Stock.

Under the agreement, if Delta terminates Mr. Jennings without cause, or if Mr. Jennings terminates his employment under the agreement following a change in control because he determines in good faith that his continued employment is not in Delta's best interests or that he is unable to carry out his duties effectively, then in any such instance Delta is required to continue to pay Mr. Jennings as severance pay an amount equal to his salary for the number of years remaining under the agreement, but in no event less than three years. Mr. Jennings' current yearly salary is $158,400. In addition, in all such cases the agreement provides for the continuance, at not less than present levels, of Mr. Jennings' employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death and dismemberment insurance, company furnished automobile and office, vacation plan, and medical, dental, health, and long term disability plans, and the agreement obligates Delta to forgive any unpaid principal outstanding on a loan made to him (see "Certain Relationships and Related Transactions" for a description of this loan).

If, as described above, Mr. Jennings elects under the terms of the agreement to terminate his employment following a change in control, he has, in addition to the rights described in the immediately preceding paragraph, the right to a lump sum payment for all such amounts due to him under the agreement as salary.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

On December 1, 1985, Delta entered into an agreement with Mr. Heath. The terms of the agreement will become effective with a change in control while Mr. Heath is employed by Delta. For the purpose of the agreement, a change in control will be deemed to take place upon the happening of either of the following events: (a) the acquisition by anyone of ten percent of Delta's issued and outstanding voting Common Stock followed by either (i) a change in the majority of the Board of Directors of Delta as it existed on December 1, 1985, as a result of a Shareholders' meeting involving a contest for the election of Directors or (ii) the termination without cause of Harrison D. Peet as Chairman of the Board of Delta; or (b) the election at any time of two or more Directors whose election is opposed by a majority of Delta's Board of Directors as it existed on December 1, 1985.

The agreement provides that Mr. Heath may continue in the employment of Delta in his customary position for a period of three years immediately following a change in control. During this time he would receive compensation consisting of (i) a base salary which would be not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with Delta's regular compensation practices; and
(ii) incentive and bonus awards not less than the annualized amount of any such awards paid to him for the twelve months ending on the date of a change in control. In addition, his agreement provides for the continuance, at not less than present levels, of employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death and dismemberment insurance, company furnished automobile and office, vacation plan and medical, dental, health and long-term disability plans.

Under the agreement, if Mr. Heath is terminated by Delta without cause during the three year period immediately following a change in control, his compensation and benefits and service credits under the employee benefit plans will be continued for the remainder of the period, but in no event for less than two years following termination of employment. The current yearly salary of Mr. Heath is $103,300. If Mr. Heath determines that in good faith he cannot continue to fulfill his responsibilities as a result of a change in control, then that is to be considered termination without cause. Further, Delta has agreed to indemnify Mr. Heath for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.


Security Ownership Of Certain
Beneficial Owners and Management (1)

                         		Amount and Nature
		                           Of Beneficial		             Percent Of
Name Of Owner		           Ownership(2)(3)(4)		             Stock


Donald R. Crowe (6)		             4,655               		      *
                   			(2,055 shares jointly owned)

Jane Hylton  Green	(6)	          	8,308
                     			(763 shares jointly owned)	           *

Billy Joe Hall (6)		             	4,238		                     *

John D. Harrison (6)	           	11,012		                     *
                    			(10,010 shares jointly owned)

Alan L. Heath (7)			              3,723		                     *

Glenn R. Jennings (6) (7)	       	6,800		                     *

Lewis N. Melton (8)		              	585		                     *

Harrison D. Peet (6)(10)		       17,756		                     *
                      			(15,000 shares jointly owned)

Virgil E. Scott (6) (9)	        	12,542		                     *

Henry C. Thompson	 (6)		          4,433		                     *

Arthur E. Walker, Jr. (5)	      	14,990		                     *
                      			(5,230 shares jointly owned)


All Directors, Officers		        95,604		                   3.9%
and Nominees, as a		   	(33,100 shares jointly owned)
Group (15 persons)


* Less than 1%.





(1) The only class of stock issued and outstanding is Common Stock.

(2) Under the terms of Delta's Employee Stock Purchase Plan, all Officers and employees (with certain limited exceptions) have the right to contribute 1% of their July 1, 1999 annual salary level on a monthly basis. At the end of fiscal 2000, Delta will issue its Common Stock, based upon 2000 contributions, using an average of the last sale price of Delta's stock as quoted in the National Association of Securities Dealers Automated Quotation National Market System at the close of business for the last five business days in June, 2000, and will match those share so purchased. If employees cease to participate in the plan prior to year end, their contributions will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's Board of Directors on an annual basis. As a result, all the persons listed who are Officers (Directors, however, have no rights under this plan, unless they are also Officers) have the right to participate in the Plan in 2000. Stock acquired pursuant to the Plan during fiscal 2000 will not be issued until July, 2000. Accordingly, ownership figures in the above table do not include shares to be issued under the Plan for fiscal 2000.

(3) The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(4) The figures, which are as of August 1, 1999, are based on information supplied to Delta by its Officers, Directors and Nominees.

(5) The listed shares include 4,430 shares held by Mr. Walker as guardian for his children and 800 shares held by his wife.

(6) Director.

(7) Officer.

(8) Nominee.

(9) Term ends in 1999 and has chosen not to stand for re-election.

(10) The listed shares include 15,000 shares held by Mr. Peet's wife.



 Appointment of Auditors


 	Arthur Andersen LLP, upon recommendation of the Audit Committee and approval by Delta's Board of Directors, was appointed independent public accountants and auditors in connection with Delta's accounting matters and made an annual audit of the accounts of Delta and its subsidiary companies for the fiscal year ending June 30, 1999.  Arthur Andersen LLP have been auditors for Delta since 1962 and, both by virtue of their long familiarity with
Delta's affairs and their ability, are considered to be well qualified to perform this important function.  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.



Certain Relationships and Related Transactions

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $136,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 6%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr. Jennings completes. The outstanding balance on this loan was $118,000 as of August 31, 1999. The maximum amount outstanding during fiscal 1999 was $136,000.



Shareholders' Proposals For 2000 Annual Meeting

Shareholder proxies in connection with Delta's 2000 annual shareholders' meeting will confer on the proxyholders discretionary authority to vote on any matter presented at that meeting, unless notice that such matter will be presented at the 2000 meeting is provided to Delta no later than August 28, 2000.

Any proposal by a shareholder to be submitted for possible inclusion in Delta's proxy soliciting materials for its 2000 annual meeting of shareholders must be received by Delta no later than June 14, 2000.


Financial Statements

Delta's 1999 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.


Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, the Company's directors, certain officers, and persons who own greater than 10 percent of the Company's equity securities are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the principal national securities exchange on which such equity securities are registered, and to furnish the Company with copies of all such reports they file.

Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during fiscal 1999 all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied, with the exception of Mr. John B. Brown, who inadvertently failed to file timely a Form 3 following his appointment as an officer (Controller) of Delta on March 1, 1999. Mr. Brown subsequently filed a Form 5 reflecting his appointment and otherwise reporting pursuant to the requirements of Form 5.



Other Matters

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 18, 1999. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares thereon in their discretion.

As of the close of business on October 4, 1999, the record date fixed for determination of voting rights, Delta had outstanding 2,421,456 shares of ommon Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder owns or to distribute such votes among two or more Nominees as the Shareholder desires. The three nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance.
An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 1999, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John F. Hall
Vice President - Finance,
Secretary and Treasurer

October 11, 1999


                                                    				APPENDIX

                          FORM OF PROXY


                   DELTA NATURAL GAS COMPANY, INC.
                       Holders of Common Stock
                         Appointment of Proxy

                For the Annual Meeting of Shareholders
               To Be Held November 19, 1999 at 10:00 a.m.
               at the Principal Office of the Company at 3617 Lexington Road, Winchester, Kentucky


The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the Annual Meeting of its Shareholders to be held November 18, 1999 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.

This proxy is solicited on behalf of the Board of Directors, which recommends votes FOR all items. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR all items.

Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.

Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.	Election of Directors
	Nominees for three year term expiring 2002:

		 				Glenn R. Jennings
							Lewis N. Melton
							Arthur E. Walker, Jr.


__			                ___			                  ___
FOR all Nominees    	WITHHELD all Nominees   FOR all
				                                         Nominees EXCEPT
                           							           those listed below


                        							_________________________

                               _________________________

                       								NUMBER OF SHARES




SIGN EXACTLY AS NAME(S) APPEARS HEREON:

X______________________________________

X______________________________________

	If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                     			  Date ____________________________, 1999



1999
Delta Natural Gas Company, Inc. and Subsidiary Companies
Annual Report


The Company
Delta Natural Gas Company, Inc. ("Delta" or "the Company") is engaged primarily in the distribution, transmission, storage and production of natural gas through facilities located in 20 counties in central and southeastern Kentucky. Delta serves approximately 38,000 residential, commercial, industrial and transportation customers and makes transportation deliveries to several interconnected pipelines.

Unless the context requires otherwise, references to Delta include Delta's wholly-owned subsidiaries, Delta Resources, Inc. ("Resources"), Delgasco,
Inc. ("Delgasco"), Deltran, Inc. ("Deltran"), Enpro, Inc. ("Enpro") and
TranEx Corporation ("TranEx"). Resources buys gas and resells it to industrial customers on Delta's system and to Delta for system supply. Delgasco buys gas and resells it to Resources and to customers not on
Delta's system. Deltran operates an underground natural gas storage field that it leases from Delta. Enpro owns and operates production properties and undeveloped acreage. TranEx owns a 43 mile intrastate pipeline. Delta and
its subsidiaries are under common executive management. 	Delta was
incorporated under Kentucky law in 1949. Its principal executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Its telephone number is (606) 744-6171, and its Fax number is (606) 744-6552. Delta's website is www.deltagas.com and Delta's E-mail address is delta@mis.net.



Selected Consolidated Financial Information


For the Years Ended
June 30,	                 1999	     1998(a) 	    1997	     1996(b)	     1995

Summary of Operations ($)

   Operating
   revenues ........  38,672,238 	44,258,000 	42,169,185 	36,576,055	 31,844,339

   Operating
   income ...........	 6,652,070 	6,731,859	  5,315,582   	5,437,055	  4,255,088

   Net income ......	  2,150,794	 2,451,272	  1,724,265	    2,661,349  1,917,735

   Basic and diluted
   earnings per
   common share .........	   .90       	1.04       	.75         	1.41	     1.04

   Dividends
   declared per
   common share .......	    1.14	       1.14	      1.14	         1.12	     1.12

Average Number of
Common Shares
Outstanding .........	 2,394,181	  2,359,598	  2,294,134	  1,886,629	  1,850,986

Total Assets ($)... 	107,473,117	102,866,613	 96,681,165 	81,140,637	 65,948,716

Capitalization ($).......

   Common share-
   holders' equity .. 29,912,007 	29,810,294 	29,474,569	 23,628,323	 22,511,513

   Long-term debt .. 	51,699,700	 52,612,494	 38,107,860	 24,488,916	 23,702,200

   Notes payable re-
   financed subsequent
   to yearend	             -      	    -      	      -   	18,075,000	      -

   Total
   capitalization ..	 81,611,707 	82,422,788	 67,582,429	 66,192,239	 46,213,713

Short-Term
Debt ($)(c).......	   8,145,000	  3,665,000	  12,852,600	  1,084,800	  6,732,700




To Our Shareholders

	October 10, 1999 will be the 50th anniversary of Delta's founding. As we celebrate this milestone, it is a time to reflect on Delta's accomplishments and to remember all those who have contributed to that process over the last
50 years.   We realize Delta has attained its current measure of success because of the efforts of all those who support it now as well as all who have worked so hard on Delta's behalf over the years.

	Since its beginning serving a few customers as a start-up company, Delta has continued to grow and develop.  Expansion and pursuit of new revenue sources has been a consistent effort by the Company over the years.  Fiscal
1999 was no exception, as Delta's customer base continued to expand.  We plan to continue with this growth into the year 2000 and beyond as our service area continues to grow and develop.  Delta now provides service to over 37,000 customers with its facilities in 21 Kentucky counties and we plan to continue growing to meet our area's expanding service needs.

	We had a very successful year in 1999 in many respects. Transportation deliveries to on-system customers increased by 28% as compared with 1998, reflecting a new, large volume customer, AFG Industries. This glass plant, located in the Richmond, Kentucky industrial park, was completed in June, 1998. We continued to expand, upgrade and improve our gas systems. We operated very effectively and efficiently. Customer surveys indicated a high degree of satisfaction with our natural gas service. We surveyed our employees and received valuable input and ideas. We emphasize that each of them is a significant member of the Delta team.

	The only shortcoming this year resulted from the impact of weather.  Billed degree days in fiscal 1999 were only 89.4% of thirty-year average ("normal")
degree days, as compared with 93.9% in 1998.  As a result, net income per share was only $.90 per share.  This was considerably less than planned under normal weather conditions, as our sales volumes for 1999 were 725,000
Mcf, or 16%, less than anticipated.

	On July 2, 1999 Delta filed a general rate case with the Kentucky Public Service Commission ("PSC"). This case requested a revenue increase of $2.5 million. The proposed rates were suspended by the PSC for a period expiring December 31, 1999 while they review and consider the filing. The proposed changes included a weather normalization tariff whereby Delta would be permitted to adjust rates to reflect variations from normal weather, as well as proposed alternative regulatory tariffs that would provide for annual adjustments in Delta's rates under certain conditions. A public hearing has been scheduled before the PSC on October 28, 1999.

	We are pleased to report that Delta received a Governor's Environmental Excellence Award in October, 1998. These awards, presented in several categories, recognize those individuals and organizations who have gone
"above and beyond" in their dedication to the stewardship of Kentucky.
Delta was recognized for the unique methods it used while constructing a gas pipeline across the Kentucky Ridge State Forest in connection with our installation of 14 miles of 12" diameter steel pipeline from our Canada Mountain storage field in Bell County. The route of the pipeline was altered to preserve rare plants and control runoff and erosion. Cover crops were planted and topsoil was set aside during construction to be returned to the disturbed areas for reintroducing microbes and seeds of native herbaceous and woody vegetation. The Division of Forestry stated that it was "proud of the results brought about by Delta Gas. This project is an outstanding example for other utility companies to follow." We are all very proud of receiving this award and recognition. We thank and congratulate all who were involved with this project.

	As fellow shareholders, we want to express our appreciation for the support and trust of all Delta's owners.  We also express our sincere appreciation and thanks to all of Delta's directors, officers and employees for their service and untiring efforts to improve Delta and provide for Delta's continued growth and success.  Delta approaches the 21st century with strength and optimism while remaining firmly committed to our mission of quality service to all customers.  It is our customers who provide us our collective livelihood.  We must continue to earn their business and trust each and every day.

Sincerely,

H. D. Peet
Chairman of the Board



Glenn R. Jennings
President and
Chief Executive Officer

August 20, 1999



Delta's Mission
Maximize business growth
Strive for complete customer satisfaction
Ensure an excellent work environment for employees
Enhance the quality of shareholders' investment


Summary Of Operations
Gas Operations and Supply



	The Company purchases, produces and stores gas for distribution to its retail customers and also provides transportation service to industrial customers and inter-connected pipelines through facilities located in 21 predominantly rural counties in central and southeastern Kentucky. The economy of Delta's service area is based principally on light industry, farming and coal mining. The communities in Delta's service area typically contain populations of less than 20,000. The four largest service areas are Nicholasville, Corbin,
Berea and Middlesboro, where Delta serves 6,800, 6,500, 3,900 and 3,500 customers, respectively.

	The communities served by Delta continue to expand, resulting in growth opportunities for the Company. Industrial parks have been developed in certain areas and have resulted in new industrial customers, some of which are on-system transportation customers. As a result of this growth, Delta's total average customer count increased by 1.5% in 1999.

Currently, over 99% of Delta's customers are residential and commercial. Delta's remaining, light industrial customers purchased 5% of the total volume of gas sold by Delta at retail during 1999.

	The Company's revenues are affected by various factors, including rates billed to customers, the cost of natural gas, economic conditions in the areas that the Company serves, weather conditions and competition.  Delta competes for customers and sales with alternative sources of energy, including electricity, coal, oil, propane and wood. The Company's marketing subsidiaries, which purchase gas and resell it to various industrial customers and others, also compete for their customers with producers and
marketers of natural gas.   Gas costs, which the Company is generally able to
pass through to customers, may influence customers to conserve, or, in the case of industrial customers, to use alternative energy sources.  Also, the potential bypass of Delta's system by industrial customers and others is a competitive concern that Delta has addressed and will continue to address.

	Delta's retail sales are seasonal and temperature-sensitive as the majority of the gas sold by Delta is used for heating. This seasonality impacts Delta's liquidity position and its management of its working capital requirements during each twelve month period, and changes in the average temperature during the winter months impacts its revenues year-to-year (see Management's
Discussion and Analysis of Financial Condition and Results of  Operations).

	Retail gas sales in 1999 were 3,813,000 Mcf, generating $28,541,000 in revenues, as compared to 4,112,000 Mcf and $33,435,000 in revenues for 1998. Heating degree days billed during 1999 were 89.4% of normal as compared with 93.9% in 1998. Sales volumes decreased by 299,000 Mcf, or 7.3%, in 1999 as compared to 1998.

	Delta's transportation of natural gas during 1999 generated revenues of $4,470,000 as compared with $4,360,000 during 1998. Of the total transportation in 1999, $4,107,000 (4,434,000 Mcf) and $363,000 (1,144,000
Mcf) were earned for transportation for on-system and off-system customers, respectively. Of the total transportation for 1998, $3,877,000
(3,467,000 Mcf) and $483,000 (1,489,000 Mcf) were earned for transportation for on-system and off-system customers, respectively.

	As an active participant in many areas of the natural gas industry, Delta plans to continue its efforts to expand its gas distribution system. Delta continues to consider acquisitions of other gas systems, some of which are contiguous to its existing service areas, as well as expansion within its existing service areas. During November, 1996, Delta acquired the City of North Middletown gas system in Bourbon County, consisting of 180 primarily residential customers. During July, 1997, Delta purchased the gas system of Annville Gas & Transmission Corporation in Jackson County, which serves several industrial and residential customers. This system was expanded by Delta during 1998 to provide gas service to customers in the City of Annville.

	The Company also anticipates continuing activity in gas production and transportation and plans to pursue and increase these activities wherever practicable. The Company will continue to consider the construction or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation enhanced supply and system flexibility. During June, 1997, Delta acquired TranEx Corporation, which owns a 43 mile, 8 inch diameter steel pipeline that extends from Clay County to Madison
County. During 1998, the TranEx pipeline was connected to Delta's system in the Richmond area. It also interconnects with a pipeline of Columbia
Gulf Transmission Company ("Columbia Gulf") in Madison County as well as Delta's transmission pipeline system in Clay County. Delta is utilizing the pipeline to deliver natural gas for injection into the Company's Canada Mountain storage field as well as for system supply and transportation.
TranEx Corporation was merged into Delta during 1999.

	Some producers in Deltas service area can access certain pipeline delivery systems other than Delta, which provides competition from others for transportation of such gas. Delta will continue its efforts to purchase or transport any natural gas available that is produced in reasonable proximity to its facilities.

	Delta receives its gas supply from a combination of interstate and Kentucky sources.

 Delta's interstate gas supply is transported and/or stored by Tennessee Gas Pipeline Company ("Tennessee"), Columbia Gas Transmission Corporation ("Columbia"), Columbia Gulf and Texas Eastern Transmission Corporation. Delta acquires its interstate gas supply from gas marketers.

 Delta's agreements with Tennessee extend until 2000 and thereafter continue on a year-to-year basis until terminated by either party. The company expects to extend the terms of these agreements. Tennessee is obligated under the agreements to transport up to 17,600 Mcf per day for Delta. Delta acquires its gas for transportation by Tennessee under an agreement with a gas marketer. During 1999, Delta purchased 1,167,000 Mcf from the gas marketer under an agreement that extends through October, 2000.

 Delta's agreements with Columbia and Columbia Gulf extend until 2008 and thereafter continue on a year-to-year basis until terminated by one of the parties to the particular agreement. Columbia and Columbia Gulf are obligated under the agreements to transport up to 12,000 Mcf per day and 4,000 Mcf per day, respectively, for Delta. Delta acquires its gas for transportation by Columbia and Columbia Gulf under agreements that extend through April, 2000.

 Delta has an agreement with Columbia Natural Resources ("CNR") to purchase gas from CNR through October, 1999. Delta purchased 432,000 Mcf from CNR during 1999.

 Delta has agreements with its wholly-owned subsidiary, Enpro, to purchase all the natural gas produced from Enpro's wells on certain leases in Bell, Knox and Whitley Counties, Kentucky. These agreements remain in force so long as gas is produced in commercial quantities from the wells on the leases. Remaining proved, developed natural gas reserves are estimated at 3,700,000 Mcf. Delta purchased a total of 189,000 Mcf from those properties during 1999. Enpro also produces oil from certain of these leases, but oil production has not been significant.

	Delta's wholly-owned subsidiaries, Delta Resources, Inc. ("Resources") and Delgasco, Inc. ("Delgasco") purchase gas under agreements with various marketers and Kentucky producers. The gas is resold to industrial customers on Delta's system, to Delta for system supply and to others.
The combined volumes of gas purchased by Resources and Delgasco from these sources during 1999 were 2,235,000 Mcf.

	Delta has completed the development of an underground natural gas storage field, with an estimated working capacity of 4,000,000 Mcf. This field has been used to provide a portion of Delta's winter supply needs since 1996.
This storage capability permits Delta to purchase and store gas during the non-heating months, and then withdraw and sell the gas during the peak usage months.

	Although there are competitors for the acquisition of gas supplies, Delta continues to seek additional new gas supplies from all available sources, including those in the proximity of its facilities in southeastern Kentucky. Also, Resources and Delgasco continue to pursue acquisitions of new gas supplies from Kentucky producers and others. Delta will continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost effective sources of gas for its customers.



Regulatory Matters
	Delta is subject to the regulatory authority of the Public Service Commission of Kentucky ("PSC") with respect to various aspects of Delta's business, including rates and service to retail and transportation customers.  The company monitors the need to file a general rate case as a way to adjust its sales prices.

	On July 2, 1999, Delta filed a request for increased rates with the PSC. This general rate case (Case No. 99-176) requested an annual revenue increase of $2,500,000, an increase of 6.8%. The test year for the case was December 31, 1998. The rates were suspended by the PSC for a period expiring December 31, 1999, after which time Delta may bill the proposed rates subject to refund. The PSC is reviewing and considering the proposed rates. The proposed changes include a weather normalization tariff whereby Delta would be permitted to adjust rates for the billing months of November through March to reflect variations from normal weather, as well as proposed alternative regulatory tariffs that would provide for annual adjustments in Delta's rates to reflect budgeted plans. A public hearing has been scheduled before the PSC on October 28, 1999.

	Effective November 30, 1997, Delta received approval from the PSC for an annual revenue increase of $1,670,000. This resulted from a general rate case that Delta had filed with the PSC during March, 1997. Effective May 1, 1998, Delta received approval from the PSC for an additional annual revenue increase of $117,000 in this rate case, resulting from a rehearing of certain tax-related items.

	Delta's rates include a Gas Cost Recovery ("GCR") clause, which permits changes in Delta's gas costs to be reflected in the rates charged to customers. The GCR requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case. The PSC is allowing Delta through its GCR clause to recover its costs in connection with its recently developed storage facilities on Canada Mountain.

	During 1997, the PSC established a proceeding to investigate affiliate transactions. Delta is a party to this proceeding, and has responded to a PSC data request relating to Delta's subsidiaries. Delta cannot currently predict the outcome of this proceeding or the impact on Delta's rates, if any.

	The PSC convened proceedings during 1997 with various regulated utilities and other interested parties to discuss the potential unbundling of natural gas rates and services in Kentucky. On July 1, 1998 the PSC concluded the proceedings without requiring further unbundling at this time of prices and service options for residential and small commercial customers.  Delta participated actively in those meetings and plans to continue to provide comments in future discussions concerning regulatory and legislative issues relating to unbundling.

	In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds.  However, no utility may obtain a franchise until it has obtained from the PSC a Certificate of
Convenience and Necessity authorizing it to bid on the franchise.  Delta holds franchises in four of the ten cities in which it maintains branch offices and in seven other communities it serves.  In the other cities and communities served by the Company, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise.  Delta attempts to acquire or reacquire franchises whenever feasible.

	Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.


Capital Expenditures

	Capital expenditures during 1999 were $8.0 million and for 2000 are estimated to be $9.9 million. The Company is planning for expenditures for system extensions, computer system upgrades and the replacement and improvement of existing transmission, distribution, gathering and general facilities.


Financing
	The Company's capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit.
The available line of credit at June 30, 1998, was $25 million of which $1.9 million had been borrowed. These short-term borrowings are periodically repaid with long-term debt and equity securities, as was done in March, 1998, when the net proceeds of $24.1 million from the sale of $25 million of debentures was used to repay short-term notes payable, as well as to redeem the Company's 9% debentures, that would have matured in 2011, in the
amount of $10 million.	Present plans are to utilize the short-term line of
credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

	During 1999 the requirements of the Employee Stock Purchase Plan (see Note 3(c) of the Notes to Consolidated Financial Statements) were met through the issuance of 5,746 shares of common stock resulting in an increase of $101,000 in Delta's common shareholders' equity. The Dividend Reinvestment and Stock Purchase Plan (see Note 4 of the Notes to Consolidated
Financial Statements) resulted in the issuance of 27,124 shares of common stock providing an increase of $474,000 in Delta's common shareholders' equity.

Common Stock Dividends and Prices
	Delta has paid cash dividends on its common stock each year since 1964. While it is the intention of the Board of Directors to continue to declare dividends on a quarterly basis, the frequency and amount of future dividends will depend upon the Company's earnings, financial requirements and other relevant factors, including limitations imposed by the indenture for the
Debentures. There were 2,410 record holders of Delta's common stock as of
August 1, 1998.

	Delta's common stock is traded in the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol DGAS. The accompanying table reflects the high and low sales prices during each quarter as reported by NASDAQ and the quarterly dividends declared per share.


Management's Discussion and Analysis
of Financial Condition and Results of Operations
Overview

The Company's utility operations are subject to regulation by the PSC, which plays a significant role in determining the Company's return on
equity.   The PSC approves rates that are intended to permit a specified rate of return on investment. The Company's rate tariffs allow the cost of gas to be passed through to customers (see Business - Regulatory Matters).

	The Company's business is temperature-sensitive. Accordingly, the Company's operating results in any given period reflect, in addition to other factors, the impact of weather, with colder temperatures generally resulting in increased sales by the Company.  The Company anticipates that this sensitivity to seasonal and weather conditions will continue to be so reflected in the Company's operating results in future periods.

Liquidity and Capital Resources


	Because of the seasonal nature of Delta's sales, the smallest proportion of cash generated from operations is received during the warmer months when sales volumes decrease considerably.  Additionally, most construction activity takes place during the non-heating season because of more favorable weather conditions.  During the warmer, non-heating months, therefore, cash needs for operations and construction are partially met through short-term borrowings.

	Capital expenditures for Delta for fiscal 2000 are expected to be $9.9 million. Delta generates internally only a portion of the cash necessary for its capital expenditure requirements and finances the balance of its capital expenditures on an interim basis through the use of its borrowing capability under its short-term line of credit. The current available line of credit is $25,000,000, of which $5,695,000 was borrowed at June 30, 1999. The line of credit, which is with Bank One, Kentucky, NA, requires renewal during November, 1999. These short-term borrowings are periodically repaid with the net proceeds from the sale of long-term debt and equity securities, as was done in March, 1998, when the net proceeds of $24,100,000 from the sale of $25,000,000 of debentures were used to repay short-term debt and to redeem the Company's 9% debentures, that would have matured in 2011, in the amount of $10,000,000.


	The primary cash flows during the last three years are summarized  below:

                                     	1999	         1998	          1997

Provided by operating activities	 $ 6,680,276	   $ 8,922,037	   $ 6,209,226
Used in investing activities	      (7,982,143)  	(11,193,613)  	(16,648,994)
Provided by financing activities	   1,431,919	     1,909,689	    10,768,558

Net increase (decrease) in cash and cash equivalents
                                  $   130,052	   $  (361,887)	  $   328,790



	Cash provided by operating activities consists of net income and noncash items including depreciation, depletion, amortization and deferred income taxes. Additionally, changes in working capital are also included in cash provided by operating activities. The Company expects that internally generated cash, coupled with short-term borrowings, will be sufficient to satisfy its operating, normal capital expenditure and dividend requirements.


Results of  Operations

Operating Revenues

	The decrease in operating revenues of  $5,586,000 for 1999 was due primarily to decreases in the cost of gas purchased that were reflected in rates billed to customers through Delta's gas cost recovery clause and to decreases in sales volumes.  Mcf sales decreased 299,000 Mcf, or 7% as compared to 1998, resulting from warmer winter weather in 1999.  Heating degrees billed were 89% of normal in 1999, compared with 94% in 1998.

The increase in operating revenues of $2,089,000 for 1998 was due primarily to the general rate increase effective November 30, 1997 and to the increases in on-system and off-system transportation volumes of 604,000 Mcf and 284,000 Mcf, respectively. The increase in operating revenues includes $200,000 of additional revenue caused by a non-recurring change. These increases were partially offset by a decrease in retail sales volumes of 187,000 Mcf as a result of the warmer winter weather in 1998. Billed degree days were 94% of normal degree days for 1998 as compared with 104% for 1997.


Operating Expenses

	The decrease in purchased gas expense for 1999 of $6,032,000 was due primarily to the decreases in the cost of gas purchased for retail sales and from decreased gas purchases for retail sales resulting from the warmer winter weather in 1999.

	The decrease in purchased gas expense for 1998 of $766,000 was due primarily to the decreased gas purchases for retail sales resulting from the warmer winter weather in 1998.

	The increases in depreciation expense during 1999 and 1998 of $396,000 and $510,000, respectively, were due primarily to additional depreciable plant.

	The increase in taxes other than income taxes during 1999 and 1998 of $123,000 and $155,000, respectively was primarily due to increased property taxes which resulted from increased plant and property valuations, and to increased payroll taxes, which resulted from increased wages.

	Changes in income taxes during 1999 and 1998 of $162,000 and $436,000, respectively, were primarily due to changes in net income.




Interest Charges

	The increase in interest on long-term debt during 1998 of $329,000 was due primarily to the issuance of $25 million of 7.15% Debentures in March, 1998.
The increase in other interest during 1998 of $378,000 was due primarily to increased average short-term debt borrowings.


Basic and Diluted Earnings Per Common Share

For the years ended June 30, 1999 and 1998, basic earnings per common share declined, as compared with previous periods, as a result of the increased average common shares outstanding that resulted from the common shares issued under Delta's dividend reinvestment plan and shares issued to employees during the periods. Other than Delta's outstanding common shares, there are no potentially dilutive securities. Therefore, basic and diluted earnings per common share are the same.


Factors That May Affect Future Results

	Management's Discussion and Analysis of Financial Condition and Results of Operations and the other sections of this report (including the letter To Our Shareholders) contain forward-looking statements that are not statements of historical facts. These forward-looking statements are identified by their language, which may in some cases include words such as "estimates", "expects", "plans", "anticipates", "intends", "will continue", "believes", and similar expressions. Such forward-looking statements may concern (among other things) the impact of changes in the cost of gas, projected capital expenditures, sources of cash to fund expenditures, regulatory recovery mechanisms, regulatory matters, expansion of the Delta's gas distribution system, acquisitions of gas customers and systems, activity in gas production and transportation and acquisition and management of gas supply.

Such forward-looking statements are accordingly subject to important risks and uncertainties that could cause the Company's actual results to differ materially from those expressed in any such forward-looking statements.

Factors that could cause future results to differ materially from those expressed in or implied by the forward-looking statements or historical results include the impact or outcome of:

- The ongoing restructuring of the gas industry and the outcome of the regulatory proceedings related to that restructuring.
- The changing regulatory environment generally.
- A change in the right under present regulatory rules to recover through rates increased costs of gas supply.
- Uncertainty as to regulatory approval for full recovery of Delta's costs and for its expenditures for regulatory assets.
- Uncertainty as to the outcome of Delta's pending general rate case.
- Uncertainty in Delta's capital expenditure requirements.
- Changes in economic conditions, demographic patterns and weather conditions in Delta's retail service areas.
- Changes affecting Delta's cost of providing gas service, including changes in interest rates, changes in the availability of external sources of financing for Delta's operations, tax laws, environmental laws, and the general rate of inflation.
- Changes affecting the cost of competing energy alternatives and competing gas distributors.
- Changes in accounting principles or the application of such principles to Delta.
- Y2K disruptions resulting from unidentified or unremediated problems for systems which Delta controls, and Y2K disruptions resulting from systems or parties which Delta does not control.


The "Year 2000" Issue


		The Company is working to determine the potential impact of the Year 2000 on the ability of Delta's computerized information systems to accurately process information that may be date-sensitive.  Any of Delta's programs that recognize a date using "00" as the Year 1900 rather than the Year 2000 could result in errors or system failures.  The Company uses a number of computer programs across its entire operation.

		In recent years, Delta has replaced virtually all of its financial computer systems (both hardware and software) with systems from third party vendors who certify their products as being Year 2000 compliant.

		The Company has established a Year 2000 committee, comprised of members of management, which has coordinated an extensive inventory of all operational systems, including information technology (IT) hardware and software, as well as non-IT embedded systems such as process controls for gas delivery and metering systems and service providers.

		The Committee is assessing the likelihood of miscalculations or system failures as a result of these items, systems or service providers.  The
Company has currently assessed approximately 97% of these inventoried items, systems and service providers. This assessment percentage for the items
Delta deems as "critical" stands at 98%.  Delta has been diligently working to insure that critical or otherwise important items assessed as certain to fail are either repaired or replaced so as not to cause business interruption or data integrity problems on January 1, 2000.

	The costs incurred to date related to its Year 2000 activities have not been material to the Company, and based upon current estimates, the Company does not believe that the total cost of its Year 2000 readiness programs will have a material adverse impact on the Company's results of operations or financial position.

		Like most businesses, the Company relies upon various suppliers and vendors in order to provide services and supplies to its customers. Delta understands that even though it is taking steps to prepare it could, nevertheless, be adversely affected by the failures and/or delays caused by any non-compliant equipment used by its suppliers or vendors.  Therefore, Delta is currently gathering information regarding the steps its "mission-critical" suppliers and vendors are taking to become Year 2000 compliant.  For instance, Delta has sent each of these parties a letter inquiring about the nature and extent of their efforts.

		Although the Company intends to complete all Year 2000 remediation and testing activities by the end of the third quarter of 1999, and although the
Company has initiated Year 2000 communications with significant customers, key vendors, service suppliers and other parties material to the Company's operations and is diligently monitoring the progress of such third parties in Year 2000 compliance, such third parties nonetheless represent a risk that cannot be assessed with precision or controlled with certainty.

		The major applications which pose the greatest Year 2000 risks for the
Company if implementation of the Year 2000 compliance program is not successful are the gas delivery, metering and billing systems.  Potential problems related to these systems include service interruptions to customers, interrupted revenue data gathering and poor customer relations resulting from delayed billing.

		The Company has prepared contingency plans to address alternatives in the event that Year 2000 failures of automatic systems and equipment occur. These plans cover a wide range of possible scenarios and include steps to remediation. Also, included in the contingency plans are mitigating actions designed to lessen the chances of problem scenarios being realized.



New Accounting Pronouncements


	Delta adopted SFAS No. 128, "Earnings per Share", during the second quarter of fiscal 1998.  The adoption of this standard had no effect upon current or prior period earnings per common share.

	Delta adopted SFAS No. 130, "Comprehensive Income" during the quarter ended September 30, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The adoption of this statement had no impact on the financial statements of the Company.

	Delta adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and
Related Information" and SFAS No. 132, "Employers' Disclosures About
Pensions and Other Postretirement Benefits" in the fourth quarter of fiscal
1999.  These statements do not affect the accounting recognition or measurements of transactions, but rather require expanded disclosures regarding financial results.

	In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for fiscal years beginning after June 15, 1999. It will be effective for the Company's fiscal year 2000. Delta does not have derivative instruments and does not enter into financial hedges.
The Company is still evaluating the impact, if any, this standard will have on the financial statements.



Consolidated Statements of Income

For the Years Ended June 30,	           1999	         1998	        1997

Operating Revenues ............	   $ 38,672,238	 $ 44,258,000	 $ 42,169,185

Operating Expenses
   Purchased gas ..............	   $ 16,467,988	 $ 22,499,488	 $ 23,265,222
   Operation and maintenance
     (Note 1) .................      	9,137,107	    8,968,213	    8,631,635

   Depreciation and depletion
     (Note 1) .................	      3,840,996	    3,445,382	    2,935,257

   Taxes other than income
     taxes ....................	      1,334,977	    1,212,058    	1,056,689

   Income taxes (Note 2) ......	      1,239,100	    1,401,000	      964,800

      Total operating expenses.    	$32,020,168	 $ 37,526,141 	$ 36,853,603

Operating Income ..............	    $ 6,652,070 	$  6,731,859	 $  5,315,582

Other Income and Deductions, Net	        33,660	       67,911	       40,874

Income Before Interest Charges.	    $ 6,685,730	 $  6,799,770	 $  5,356,456

Interest Charges
   Interest on long-term debt..	   $ 3,912,826	  $  3,326,681	 $  2,997,393

   Other interest .............	       460,950	       897,265	      519,432

   Amortization of debt expense	       161,160	       124,552	      115,366

      Total interest charges ..	   $ 4,534,936	  $  4,348,498	 $  3,632,191

Net Income	                        $ 2,150,794	  $  2,451,272	 $  1,724,265

Weighted Average Number of
  Common Shares Outstanding ...     	2,394,181	     2,359,598	    2,294,134

Basic and Diluted Earnings Per
Common Share. . . . . . . . . .	   $       .90	  $       1.04	  $       .75

Dividends Declared Per Common
  Share .......................   	$      1.14	  $       1.14	  $       1.14



Consolidated Statements of Cash Flows

For the Years Ended June 30,	                1999	        1998	      1997

Cash Flows From Operating Activities
   Net income ......................	$  2,150,794	$  2,451,272	$  1,724,265

   Adjustments to reconcile net
   income to net cash from
   operating activities:
      Depreciation, depletion and
        amortization ...............	   3,941,370	   3,755,929	   3,049,229
      Deferred income taxes and
        investment tax credits .....	     662,880	     (29,400)	     485,400
      Other - net ..................	     730,601	     698,584	     666,798

   (Increase) decrease in assets:
      Accounts receivable ..........	     908,917	    (124,168)	    (318,178)
      Gas in storage ...............	  (1,451,177)	    (840,829)	    (782,007)
      Materials and supplies .......	    (144,468)	     252,746	    (120,969)
      Prepayments ..................	      53,642	      70,648	    (346,532)
      Other assets .................	    (446,988)	     (55,440)	    (541,669)

   Increase (decrease) in
   liabilities:
      Accounts payable .............	     273,755	    (336,089)	    (439,721)
      Refunds due customers ........	     (75,774)	    (460,751)	     554,520
      Advance recovery of gas cost..	      50,446	   3,328,625	     495,751
      Accrued taxes ................	    (131,091)	     (46,549)	   1,038,761
      Other current liabilities ....	     160,329	     257,055	     744,054
      Advances for construction and
        other ......................	      (2,960)	         404	        (476)

         Net cash provided by
           operating activities ....	$  6,680,276	$  8,922,037	$  6,209,226

Cash Flows From Investing Activities
   Capital expenditures ............	$ (7,982,143)	$(11,193,613)	$(16,648,994)

         Net cash used in investing
           activities ..............	$ (7,982,143)	$(11,193,613)	$(16,648,994)




Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows (continued)

For the Years Ended June 30,	1999	1998	1997

Cash Flows From Financing
   Activities  (Note 6)
   Dividends on common stock .......	$ (2,728,997)	$ (2,690,233)	$ (2,651,073)
   Issuance of common stock, net....	     679,916	     574,686	   6,773,054
   Issuance of debentures, net......	        -	  23,837,795	  14,334,833
   Repayment of long-term debt .....	    (339,000)	 (10,822,559)	    (478,256)
   Issuance of notes payable........	  21,615,000	  26,200,000	  30,975,000
   Repayment of notes payable.......	 (17,795,000)	 (35,190,000)	 (38,185,000)

         Net cash provided by
           financing activities 	$  1,431,919	$  1,909,689	$ 10,768,558

Net Increase (Decrease) in Cash and
Cash Equivalents ...................	$    130,052	$   (361,887)	$    328,790

Cash and Cash Equivalents,
Beginning of Year ..................	     118,536	     480,423	     151,633

Cash and Cash Equivalents,
End of Year ........................	$    248,588	$    118,536	$    480,423


Supplemental Disclosures of Cash
Flow Information

Cash paid during the year for:
   Interest	$  4,685,458	$  4,291,005	$  3,019,881
   Income taxes (net of refunds)	$    712,023	$  1,642,964	$   (432,163)


The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

As of June 30,	1999	1998

Assets
   Gas Utility Plant, at cost ...............	$133,804,954	$127,028,159
     Less - Accumulated provision for
       depreciation .........................	 (38,308,798)	 (34,929,481)

         Net gas plant	                      $ 95,496,156 	 $ 92,098,678

   Current Assets
      Cash and cash equivalents .............	$    248,588	$    118,536
      Accounts receivable, less accumulated
        provisions for doubtful accounts of
        $138,514 and $120,001 in 1999 and
        1998, respectively ..................	   1,629,883	   2,538,800
      Gas in storage, at average cost .......	   3,501,177	   2,050,000
      Materials and supplies, at first-in,
        first-out cost ......................	     664,830	     520,362
      Prepayments ...........................	     188,089	     241,731

         Total current assets	                  $  6,232,567	$  5,469,429

   Other Assets
      Cash surrender value of officers' life
        insurance (face amount of $1,236,009).  $   339,450	 $  339,215
      Note receivable from officer ...........	     122,000	     110,000
      Unamortized debt expense and other
        (Note 6) .............................	   5,282,944	   4,849,291

         Total other assets	                   $  5,744,394	$  5,298,506

            Total assets	                      $107,473,117	$102,866,613




The accompanying notes to consolidated financial statements are an integral part of these statements.


Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (continued)

As of June 30,	1999	1998

Liabilities and Shareholders' Equity

   Capitalization (See Consolidated Statements
   of Capitalization)
      Common shareholders' equity ..........	$ 29,912,007	$ 29,810,294
      Long-term debt (Notes 6 and 7)........	  51,699,700	  52,612,494

         Total capitalization ..............	$ 81,611,707	$ 82,422,788

   Current Liabilities
      Notes payable (Note 5) ...............	$  5,695,000	$  1,875,000
      Current portion of long-term
        debt (Notes 6 and 7)................	   2,450,000	   1,790,000
      Accounts payable .....................	   2,324,383	   2,050,628
      Accrued taxes ........................	     954,675	   1,085,766
      Refunds due customers ................	      41,349	     117,123
      Advance recovery of gas costs (Note 1)	   1,198,465	   1,148,019
      Customers' deposits ..................	     524,263	     438,134
      Accrued interest on debt .............	   1,225,903	   1,215,265
      Accrued vacation .....................     	584,014	     528,952
      Other accrued liabilities ............	     493,518	     485,018

         Total current liabilities	          $ 15,491,570	$ 10,733,905

   Deferred Credits and Other
      Deferred income taxes ................	$  8,826,655	$  8,023,475
      Investment tax credits ...............	     567,800	     637,300
      Regulatory liability (Note 2) ........	     760,625	     831,425
      Advances for construction and other ..	     214,760	     217,720

         Total deferred credits and other	   $ 10,369,840	$  9,709,920

   Commitments and Contingencies (Note 8) ..
            Total liabilities and
            shareholders' equity ............	$107,473,117	$102,866,613



The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Changes in
Shareholders' Equity

For the Years Ended June 30,	1999	  1998	1997

Common Shares
   Balance, beginning of year ......	$  2,375,093	$   2,342,223	$  1,903,580
     $1.00 par value of 38,849,
       32,870 and 438,643
       shares issued in 1999,
       1998 and 1997, respectively:
         Public issuance of common shares.    -        	400,000           -
          Dividend reinvestment and stock
           purchase plan ............     32,551	        27,124	      31,187
       Employee stock purchase plan and
         other .......................     6,298	         5,746	       7,456

   Balance, end of year ............$  2,413,942	 $   2,375,093	$  2,342,223

Premium on Common Shares
   Balance, beginning of year .... 	$ 27,745,127	 $  27,203,311	$ 20,572,132
     Premium on issuance of common shares:
       Public issuance of common shares ..  -    	        -       	6,000,000
       Dividend reinvestment and stock
         purchase plan ................  536,520	       446,432	     519,478
       Employee stock purchase plan and
         other ........................  104,547	        95,384	     111,701

   Balance, end of year ..... .... .	$ 28,386,194	$  27,745,127	$ 27,203,311

Capital Stock Expense
   Balance, beginning of year   ....	$ (1,917,020)	$ (1,917,020)	$ (1,620,252)
      Issuance of common shares	         -___    	         -___	    (296,768)
   Balance, end of year ....... ....	$ (1,917,020)	$  (1,917,020)	$ (1,917,020)

Retained Earnings
   Balance, beginning of year .....	 $   1,607,094 $  1,846,055	  $  2,772,863
     Net income ................... 	    2,150,794	    2,451,272	  1,724,265
     Cash dividends declared on common
       shares (See Consolidated
       Statements of Income for rates)..  (2,728,997)	 (2,690,233)  (2,651,073)

   Balance, end of year ....... ...  $   1,028,891 	$   1,607,094 $  1,846,055


The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Capitalization

As of June 30,	1999	1998

Common Shareholders' Equity
   Common shares, par value $1.00 per share
     (Notes 3 and 4)
     Authorized 6,000,000 shares
     Issued and outstanding 2,413,942 and
       2,375,093 shares in 1999 and
       1998, respectively  ................... 	$ 2,413,942	$ 2,375,093
   Premium on common shares ..................	 28,386,194	 27,745,127
   Capital stock expense .....................	 (1,917,020)	 (1,917,020)
   Retained earnings (Note 6) ................	  1,028,891	  1,607,094

      Total common shareholders' equity ......	$29,912,007	$29,810,294

Long-Term Debt (Notes 6 and 7)
   Debentures, 8.3%, due 2026 ................	$15,000,000	$15,000,000
   Debentures, 6 5/8%, due 2023 ..............	 12,886,000	 13,170,000
   Debentures, 7.15%, due 2018 . . . . . . . . 	 24,985,000	 25,000,000
   Promissory note from acquisition of under-
     ground storage, non-interest bearing,
     due through 2001 (less unamortized
     discount of $121,300 and $207,506 in
     1999 and 1998, respectively) 	               1,278,700	  1,192,494
   Other    	                                      -___    	     40,000

      Total long-term debt .................   	$54,149,700	$54,402,494


   Less amounts due within one year,
     Included in current liabilities .......   	 (2,450,000)	 (1,790,000)

      Net long-term debt ...................   	$51,699,700	 $52,612,494



         Total capitalization ..............   	$81,611,707	 $82,422,788



The accompanying notes to consolidated financial statements are an integral part of these statements.




Notes to Consolidated Financial Statements



 (1)  Summary of Significant Accounting Policies

(a) Principles of Consolidation -- Delta Natural Gas Company, Inc. ("Delta" or "the Company") has four wholly-owned subsidiaries. Delta Resources, Inc. ("Resources") buys gas and resells it to industrial customers on Delta's system and to Delta for system supply. Delgasco, Inc. buys gas and resells it to Resources and to customers not on Delta's system. Deltran, Inc. operates underground natural gas storage facilities that it leases from
Delta.   Enpro, Inc. owns and operates production properties.  All
subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

(b) Cash Equivalents -- For the purposes of the Consolidated Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

(c) Depreciation -- The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 3.2%, 3.1% and 3.0% of average depreciable plant for 1999, 1998, and 1997, respectively.

(d) Maintenance -- All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts.
A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired and also for the net cost of removal.

(e) Gas Cost Recovery -- Delta has a Gas Cost Recovery ("GCR") clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred.
The Company expenses gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

(f) Revenue Recognition -- The Company records revenues as billed to its customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled.

(g) Revenues and Customer Receivables -- The Company has 37,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

(h) Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) New Accounting Pronouncements -- Delta adopted SFAS No. 128, "Earnings per Share", during the second quarter of fiscal 1998. The adoption of this standard had no effect upon current or prior period earnings per common share.

		Delta adopted SFAS No. 130, "Comprehensive Income" during the quarter ended
September 30, 1998.  SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements.  The adoption of this statement had no impact on the financial statements of the company.

		Delta adopted SFAS No. 131, "Disclosures about segments of an Enterprise and
Related Information" and SFAS No. 132, "Employers' Disclosures About Pensions
and Other Postretirement Benefits" in the fourth quarter of fiscal 1999.
These statements do not affect the accounting recognition or measurements of transactions, but rather require expanded disclosures regarding financial results.

		In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative
Instruments and Hedging Activities."  SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value.  This statement is effective for fiscal years beginning after June 15, 1999 so it will be effective for the Company's fiscal year 2000.  Delta does not have derivative instruments and does not enter into financial hedges.  The
Company is still evaluating the impact, if any, this standard will have on the financial statements.


(2)   Income Taxes

	The Company provides for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes.  The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes.  Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties.  The Company utilizes the liability method for accounting for income taxes, which requires that deferred income tax assets and liabilities are computed using tax rates that will be in effect when the book and tax temporary differences reverse.  The change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment.  A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes.  The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:


                                       	1999	       1998
Deferred Tax Liabilities
    Accelerated depreciation	        $10,546,000	  $ 9,933,400
    Accrued pension	                     789,700	      568,900
    Debt expense 	                       467,200	      487,400

       Total	                        $11,802,900	  $10,989,700

Deferred Tax Assets
    Alternative minimum tax credits	 $ 1,521,100	  $ 1,274,100
    Regulatory liabilities	              193,445	      486,245
    Deferred gas cost/unbilled revenue	  718,400	      670,100
    Investment tax credit	               224,000	      251,400
    Other	                               319,300	      284,380

        Total	                       $ 2,976,245	  $ 2,966,225

         Net accumulated deferred
           income tax liability	      $ 8,826,655	 $ 8,023,475



	The components of the income tax provision are comprised of the following for the years ended June 30:

                                      	1999	         1998	           1997
Components of Income Tax Expense:
    Payable currently:
       Federal	                    $  563,400	    $ 1,164,800	    $  242,200
       State	                          63,000	        265,600	       (31,300)
          Total	                      626,400    	$ 1,430,400	    $  210,900

    Deferred	                         612,700	        (29,400)	      753,900

          Income tax expense	      $1,239,100    	$ 1,401,000	    $  964,800


	Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:

	                                          1999 	      1998	         1997

Statutory federal income tax rate	         34.0%	      34.0%	        34.0%
State income taxes net of federal benefit	  5.2	        5.0 	         5.0
Amortization of investment tax credit	      2.0	       (1.8)	        (2.6)
Other differences - net	                    0.4_ 	      (.2)	          -

     Effective income tax rate	            36.8%	      37.0%	        36.4%



(3)  Employee Benefit Plans

(a) Defined Benefit Retirement Plan -- Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to fund the plan adequately.

The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended March 31, 1999, and a statement of the funded status as of March 31 of both years, as recognized in the Company's consolidated balance sheets at June 30.

                                              	1999	         1998

Change in benefit obligation
Benefit obligation at beginning of year	  $ 6,745,269	    $ 6,345,500
Service cost	                                 467,417	        445,288
Interest cost	                                471,939	        443,955
Actuarial gain	                               711,063	         (6,677)
Benefits paid	                               (109,322)	      (482,797)
Benefit obligation at end of year	        $ 8,286,366	    $ 6,745,269

Change in plan assets
Fair value of plan assets at
   beginning of years	                    $ 8,637,638	    $ 6,835,393
Actual return on plan assets	                  44,213	      1,564,402
Employer contribution	                        615,921	        720,640
Benefits paid	                               (109,322)	      (482,797)
Fair value of plan assets at end of year  $ 9,188,450	    $ 8,637,638

Funded status	                             $  902,084	    $ 1,892,369
Unrecognized net actuarial loss	              512,737	       (869,909)
Unrecognized prior service cost	             (127,183)	      (169,577)

	                                         $ 1,287,638	    $   852,883



	The assets of the plan consist primarily of common stocks, bonds and certificates of deposit. Net pension costs for the years ended June 30 include the following:

                                  	1999	        1998	            1997
Components of net periodic
    benefit cost
Service cost                   	$ 467,417	      $445,288	     $ 405,386
Interest cost	                    471,939	       443,955	       392,539
Expected return on plan assets	  (715,385)	     (575,394)	     (502,414)
Amortization of prior
   service cost	                  (42,804)	      (42,394)	      (42,394)
Net periodic benefit cost	      $ 181,167	      $271,455	     $ 253,117

Weighted-average assumptions
   as of March 31
Discount rate	                          7%	             7%	           7%
Expected return on plan assets	         8%	             8%	           8%
Rate of compensation increase	          4%	             4%	           4%


	The weighted average discount rates and the assumed rates of increase in future compensation levels used in determining the actuarial present values of the projected benefit obligation at June 30, 1999, 1998 and 1997 were 7% (discount rates), and 4% (rates of increase). The expected long-term rates of return on plan assets were 8%.

	SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS
No. 112, "Employers' Accounting for Post-Employment Benefits", do not affect the Company, as Delta does not provide benefits for post-retirement or post-
employment other than the pension plan for retired employees.

(b) Employee Savings Plan -- The Company has an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute any whole percentage between 2% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2.5% of the employee's annual compensation. For 1999, 1998, and 1997, Delta's Savings Plan expense was $169,300, $156,000 and $151,000, respectively.

(c) Employee Stock Purchase Plan -- The Company has an Employee Stock Purchase Plan ("Stock Plan") under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. The Company issues Delta common stock, based upon the fiscal year contributions, using an average of the last sale price of Delta's stock as quoted in NASDAQ's
National Market System at the close of business for the last five business days in June and matches those shares so purchased. Therefore, stock equivalent to $113,000 was issued in July, 1999. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis. Delta's Board has continued the Stock Plan through June 30, 2000.


(4)  Dividend Reinvestment and Stock Purchase Plan

	The Company's Dividend Reinvestment and Stock Purchase Plan (Reinvestment
Plan) provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Shares purchased under the Reinvestment Plan are authorized but unissued shares of common stock of the Company, and 32,551, 27,124, and 31,187 shares were issued in 1999, 1998, and 1997, respectively. Delta reserved 200,000 shares under the Reinvestment Plan in December, 1994, and as of June 30, 1999, there were 63,929 shares still available for issuance.

(5)  Notes Payable and Line of Credit

	Substantially all of the cash balances of Delta are maintained to compensate the respective banks for banking services and to obtain lines of credit;
however, no specific amounts have been designated as compensating balances, and Delta has the right of withdrawal of such funds.  At June 30, 1999 and
1998, the available line of credit was $25,000,000 of which $5,695,000 and
$1,875,000 had been borrowed at an interest rate of 5.510%, and 6.885%
for 1999 and 1998, respectively.  The maximum amount borrowed during 1999 and
1998 was $9,435,000 and $20,160,000, respectively.  The interest on this line is, at the option of Delta,  either at the daily prime rate or is based upon certificate of deposit rates.  The current line of credit must be renewed during November, 1999.

	Short-term borrowings were repaid in March, 1998, with the net proceeds of $24,100,000 from the sale of $25,000,000 of debentures. The net proceeds were also used to redeem the Company's 9% Debentures that would have matured in April, 2011. The redemption of this debt, the outstanding principal amount of which was $10,000,000, was completed in April, 1998.

(6)  Long-Term Debt

	In March, 1998, Delta issued $25,000,000 of 7.15% Debentures that mature in
March, 2018.   Redemption of up to $25,000 annually will be made on behalf of deceased holders within 60 days of notice, subject to an annual aggregate
$750,000 limitation.  The 7.15% Debentures can be redeemed by the Company after April 1, 2003.  Restrictions under the indenture agreement covering the 7.15% Debentures include, among other things, a restriction whereby dividend payments cannot be made unless consolidated shareholders' equity
of the Company exceeds $21,500,000.   No retained earnings are restricted under
the provisions of the indenture.

	In July, 1996, Delta issued $15,000,000 of 8.3% Debentures that mature in
July, 2026.   Redemption on behalf of deceased holders within 60 days of notice of up to $25,000 per holder will be made annually, subject to an annual aggregate limitation of $500,000. The 8.3% Debentures can be redeemed by the Company beginning in August, 2001 at a 5% premium, such premium declining ratably until it ceases in August, 2006.

	In October, 1993, Delta issued $15,000,000 of 6 5/8% Debentures that mature in
October, 2023.  Each holder may require redemption of up to $25,000 annually, subject to an annual aggregate limitation of $500,000.  Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation.  The 6 5/8% Debentures can be redeemed by the Company beginning in October, 1998 at a 5% premium, such premium declining ratably until it ceases in October, 2003.  The Company may not assume any additional mortgage indebtedness in excess of $2 million without effectively securing the 6 5/8% Debentures equally to such additional indebtedness.

	Debt issuance expenses are deferred and amortized over the terms of the related debt. Call premium in 1998 of $300,000 and loss on extinguishment of debt of $332,000 was deferred and is being amortized over the term of the related debt consistent with regulatory treatment.

	A non-interest bearing promissory note was issued by Delta in November, 1995 in the amount of $1,800,000, and remaining installments are due in the amounts of $700,000 in 2000 and $700,000 in 2002.  The note was issued when Delta purchased leases and depleted gas wells to develop them for the underground storage of natural gas.  The promissory note installments are secured by
escrow of 80,000 shares of Delta's common stock.   These shares will be
issued to the holder of the promissory note only in the event of default in payment by Delta.


(7)  Fair Values of Financial Instruments

	The fair value of the Company's debentures is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.  The fair value of the Company's debentures at June 30, 1999 and 1998 was estimated to be $49,810,000 and
$54,387,000, respectively.   The carrying amount in the accompanying
consolidated financial statements as of June 30, 1999 and 1998 is
$52,871,000 and $53,170,000, respectively.

	The carrying amount of the Company's other financial instruments including cash equivalents, accounts receivable, notes receivable, accounts payable and the non-interest bearing promissory note approximate their fair value.

(8)  Commitments and Contingencies

	The Company has entered into individual employment agreements with its six officers. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of certain benefits over varying periods in the event employment is altered or terminated following certain changes in ownership of the Company.

(9)  Rates

	Reference is made to "Regulatory Matters" herein with respect to rate matters.


(10) Operating Segments

     Delta adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", during fiscal 1999. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services in geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group is the Company's officers.

     The Company has two segments (i) a regulated natural gas distribution, transmission and storage segment, and (ii) an unregulated segment which participates in related ventures, consisting of natural gas marketing and production. The Company operates in a single geographic area of central and southeastern Kentucky.

     The segments follow the same accounting policies as described in the Summary of Significant Accounting Policies and Principles of Consolidation in Note 1 of the Notes to Consolidated Financial Statements. Because the Company earns revenues on the transportation of natural gas in its regulated segment, management evaluates the performance of the unregulated natural gas marketing subsidiaries based on the additional margin added from their sales and their ability to maintain contact with customers who choose to transport on the regulated system. Intersegment transportatio revenue/expense is recorded at Delta's tariff rates. Transfer pricing for the sales of gas
between segments is at cost.   Operating expenses, taxes and interest are
allocated to the unregulated segment.

     Segment information is shown below for the periods:

($000)                                 1999          1998         1997
Revenues
   Regulated
     Esternal customers               30,000       34,550        34,567
     Intersegment                      5,496        5,187         3,602
        Total regulated               35,496       39,737        38,169

   Non-regulated
     External customers                8,672        9,708         7,602
     Intersegment                     15,881       14,467        13,999
        Total non-regulated           24,553       24,175        21,601

   Eliminations for intersegment     (21,377)     (19,654)      (17,601)
        Total operating revenues      38,672       44,258        42,169

Operating Expenses
   Regulated
      Depreciation                     3,804        3,399         2,896
      Income taxes                     1,001        1,089           772
      Other                           24,398       28,984        29,438
        Total regulated               29,203       33,472        33,106

   Non-regulated
      Depreciation                        37           46            39
      Income taxes                       238          312           193
      Other                           23,838       23,277        21,043
        Total non-regulated           24,113       23,635        21,275
   Eliminations for intersegment     (21,296)     (19,581)      (17,527)
          Total operating expenses    32,020       37,526        36,854

Other Income and Deductions
   Regulated                              25           37            41
   Non-regulated                           9           31             -
   Eliminations for intersegment          34           68            41
       Total other income and
         deductions

Net Income
   Regulated                           1,766         1,922         1,409
   Non-regulated                         385           529           315
       Total net income                2,151         2,451         1,724

Assets
   Regulated                         105,716       101,016         94,407
   Non-regulated                       1,757         1,851          2,274
       Total assets                  107,473       102,867         96,681

Capital Expenditures
   Regulated                           7,981        11,192         16,648
   Non-regulated                           1             2             -
       Total capital expenditures      7,982        11,194         16,648



(11)	Quarterly Financial Data

	The quarterly data reflects, in the opinion of management, all normal recurring adjustments necessary to present fairly the results for the interim periods.




                                                           Basic and Diluted
                                                Net        Earnings(Loss)
Quarter       Operating     Operating         Income        per Common
Ended          Revenues       Income         Income(Loss)   Share(a)

Fiscal 1999
September 30	  $ 4,938,135	     431,693	       (693,777)	      $  (.29)
December 31	     8,630,074	   1,415,274	        252,775	           .11
March 31	       16,890,711	   3,651,078	      2,515,336	          1.05
June 30	         8,213,318	   1,154,025	         76,460	           .03

Fiscal 1998

September 30	  $ 5,215,272  	$  181,905	     $ (813,982)	      $ (.35)
December 31	    11,787,820	   1,726,169	        591,812	          .25
March 31	       18,305,458	   3,442,234	      2,366,329	         1.00
June 30	         8,949,450	   1,381,551	        307,113	          .14




 (a) Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.






REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Delta Natural Gas Companpy, Inc.:

     We have audited the accompanying consolidated balance sheets and statements of capitalization of Delta Natural Gas Company, Inc. (a Kentucky corporation) and subsidiary companies as of June 30, 1999 and 1998, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.




 Arthur Andersen LLP
	Louisville, Kentucky
 August 16, 1999




Management's Statement of Responsibility for Financial Reporting and Accounting

	Management is responsible for the preparation, presentation and integrity of the financial statements and other financial information in this report.  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.
Actual results could differ from these estimates. 	The Company maintains a
system of accounting and internal controls which management believes provides reasonable assurance that the accounting records are reliable for purposes of preparing financial statements and that the assets are properly accounted for and protected.

	The Board of Directors pursues its oversight role for these financial statements through its Audit Committee which consists of three outside directors. The Audit Committee meets periodically with management to review the work and monitor the discharge of their responsibilities.
The Audit Committee also meets periodically with the Company's internal auditor as well as Arthur Andersen LLP, the independent auditors, who have full and free access to the Audit Committee, with or without management present, to discuss internal accounting control, auditing and financial reporting matters.

Glenn R. Jennings
President and
Chief Executive Officer

John F. Hall
Vice President - Finance,
Secretary and Treasurer


Consolidated Statistics

For the Years
  Ended June 30,	           1998	     1997	    1996	     1995	      1994
Retail Customers Served,
  End of Period
	Residential	             31,596	   31,380	    29,840	  29,029	   27,939
	Commercial 	              4,753	    4,761	     4,453	   4,287	    4,242
	Industrial	                  70	       74	        75	      72	       76
		Total 	                 36,419	   36,215	    34,368	  33,388	   32,257
Operating Revenues ($000)
	Residential sales 	      19,969	   19,694	    16,540	  14,772	   16,597
	Commercial sales        	11,890	   11,977     	9,788   	8,673	    9,663
	Industrial sales 	        1,576	    1,890     	1,483	   1,248	    1,671
	On-system transportation 	3,877	    3,214	     2,913	   2,588	    2,310
	Off-system transportation	  483	      382	       418	     461	      623
	Subsidiary sales 	        6,335	    4,904	     5,297	   3,959	    3,755
	Other 	                     128	      108	       137      143	      228
	Total                   	44,258	   42,169    	36,576	  31,844	   34,847
System Throughput (Million Cu. Ft.)
	Residential sales 	       2,377	    2,464	     2,741	   2,173 	   2,511
	Commercial sales 	        1,504	    1,557	     1,673	   1,328 	   1,506
	Industrial sales	           231 	     278	       291	     223 	     316
		Total retail sales      	4,112    	4,299	     4,705	   3,724    	4,333
	On-system transportation	 3,467	    2,863	     2,570	   2,390 	   2,186
	Off-system transportation	1,489	    1,205	     1,134	   1,452	    1,997
		Total 	                  9,068	    8,367	     8,409	   7,566    	8,516
Average Annual Consumption
  Per End of Period
	Residential Customer
   (Thousand Cu. Ft.)	        75	        79	       92	      75	      90
Lexington, Kentucky Degree Days
	Actual	                   4,397     	4,867    	5,280	   4,215 	   4,999
	Percent of 30 year
   average (4,701)          	93.5	    103.5	    112.3	    89.7 	   106.3
Average Revenue Per
  Mcf Sold at Retail ($)    	8.13	     7.81	     5.91	    6.63 	    6.44
Average Gas Cost Per
  Mcf Sold at Retail ($) 	   4.60	     4.62	     2.81	    3.37 	    3.34


Directors and Officers

Board of Directors
Standing left to right:

Glenn R. Jennings (c)
President and
Chief Executive Officer

Arthur E. Walker, Jr. (a)(c)
President
The Walker Company
(general and highway construction)
Mount Sterling, Kentucky

Henry C. Thompson (b)
President
Triple Land Co., Inc.
(land development and
real estate rental);
Retired President
Henry Thompson Construction Co., Inc.
(land development and commercial real estate rental); both of Nicholasville, Kentucky

Donald R. Crowe (a)
Retired Senior Analyst
Department of Insurance
Commonwealth of Kentucky
Lexington, Kentucky

Billy Joe Hall (a)
Investment Broker
LPL Financial Services
(general brokerage services)
Mount Sterling, Kentucky


Seated left to right:
John D. Harrison (b)
Retired President
Power Line Construction Co.
(utility construction contractor)
Stanton, Kentucky

Jane Hylton Green (b)
Retired Vice President -
Human Resources and
Corporate Secretary

Harrison D. Peet (c)
Chairman of the Board
Retired President
and Chief Executive Officer

Virgil E. Scott (b)
Retired Vice President -
Administration
Retired Director, Resources
Delgasco, Deltran and Enpro

Officers
Standing left to right:
John F. Hall
Vice President-
Finance, Secretary and Treasurer

Johnny L. Caudill
Vice President-
Administration and
Customer Service

Glenn R. Jennings
President and
Chief Executive Officer

Robert C. Hazelrigg
Vice President-
Public and Consumer Affairs

Alan L. Heath
Vice President-
Operations and Engineering

John B. Brown
Controller


(a) Member of Nominating and
     Compensation Committee
(b) Member of Audit Committee
(c) Member of Executive Committee


Corporate Information
Shareholders' Inquiries
Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to: Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.

Independent Public Accountants
Arthur Andersen LLP
2300 Meidinger Tower
The Louisville Galleria
Louisville, Kentucky 40202

Disbursement Agent, Transfer Agent and Registrar for Common Shares Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45202

Trustee and Interest Paying Agents for Debentures
6 5/8% due 2023

Corporate Trust Bank One
235 W. Schrock Rd.
Westerville, Ohio 43081

8.3% due 2026; 7.15% due 2018

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45202

Dividend Reinvestment and Stock Purchase Plan Administrator and Agent Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio  45202

1999 Annual Report
This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

1999 Annual Meeting
The annual meeting of shareholders of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 18, 1999, at
10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 11, 1999.

SEC Form 10-K
A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington
Road, Winchester, Kentucky 40391.

Dividend Reinvestment and Stock Purchase Plan
This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Fifth Third Bank administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Emily P. Bennett, Director-Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.